UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2008

TAO Minerals Ltd.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-4995 (Commission File Number)	20-1682702 (IRS Employer Identification No.)

Officina 618, Empresarial Mall Ventura, Cra. 32#1B
Sur 51, Medellin, Columbia

 (Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (305) 726-0602

Copies to:
Michael Ference, Esq.
Andrea Cataneo, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 4, 2008, TAO Minerals, Ltd. (the “Company”) and Outboard Investments Ltd.  entered into a Promissory Note Conversion Agreement (the “Conversion Agreement), pursuant to which the Company agreed to provide for certain conversion provisions related to that certain promissory note (the “Promissory Note”) issued by the Company. The Promissory Note originally evidenced an interest free loan received by the Company from Epsom Investment Services N.V. in the amount of $620,000. On April 4, 2008, the Promissory Note was transferred to Outboard Investments Ltd. (“Outboard”) pursuant to that certain Debt Sale Agreement. Pursuant to the Conversion Agreement, the Promissory Note is convertible into shares of the Company’s common stock at a price equal to 30% of the lowest closing bid price of the shares of the Company’s common Stock during the five trading days immediately preceding the conversion date. In the event of a failure by the Company to honor any conversion requests by Outboard, Outboard shall have the right to demand payment of all outstanding amounts under the Promissory Note which amounts shall be paid within 5 days.

The Promissory Note Conversion Agreement also provides that Outboard may have the right to require the Company to redeem the Promissory Note in cash at 110% of the outstanding principal amount, together with all accrued and unpaid interest in the event (A) the Company challenges, disputes or denies the right of Outboard to effect the conversion of the Promissory Note or otherwise dishonors or rejects a conversion request, and (B) any third party asserts any claim which seeks to challenge, deny, enjoin, limit, modify or dispute the right of Outboard to effect any conversions under the Promissory Note.

Outboard shall not be obligated to effect conversions under the Conversion Agreement in the event such conversion will result in Outboard being deemed to be the beneficial owner of more than 4.99%

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description
10.1	Promissory Note Conversion Agreement between Tao Minerals, Ltd and Outboard Investments

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAO Minerals, Ltd.

Date: June 5, 2008	By:	/s/ James Sikora
James Sikora
Chief Executive Officer